FIFTH AMENDMENT
TO LOAN AND SECURITY AGREEMENT

FIFTH AMENDMENT, dated as of December 31, 2003 (the "Amendment"), to the Loan and Security Agreement dated as of April 13, 2001, as amended by the First Amendment dated as of August 3, 2001, the Second Amendment dated as of May 24, 2001, the Third Amendment dated as of November 18, 2002 and Fourth Amendment dated as of March 3, 2003 (the "Loan Agreement"), by and among (i) LSB INDUSTRIES, INC., a Delaware corporation (the "Parent"), CLIMACHEM, INC., an Oklahoma corporation ("ClimaChem"), and each of the Subsidiaries of ClimaChem identified on the signature pages thereof (such Subsidiaries, together with ClimaChem, each a "Borrower", and collectively, the "Borrowers"), (ii) the lenders identified on the signature pages thereof (each a "Lender" and collectively the "Lenders") and (iii) WELLS FARGO FOOTHILL, INC., a California corporation formerly known as Foothill Capital Corporation, as the arranger and administrative agent for the Lenders (the "Agent").

WHEREAS, Borrower has requested that the Loan Agreement be amended to (i) provide for certain Bank Products (as defined below) which are to be extended to Borrower by Wells Fargo Bank, N.A., or any of its Affiliates and (ii) modify the minimum EBITDA covenant, and the Agent and the Lenders have agreed to such amendments subject to the terms and conditions set forth herein.

NOW THEREFORE, in consideration of the premises and other good and valuable consideration, the parties hereto hereby agree as follows:

1. Capitalized Terms. All capitalized terms used in this Amendment (including, without limitation, in the recitals hereto) and not otherwise defined shall have their respective meanings set forth in the Loan Agreement.

2. Definitions in the Loan Agreement. Section 1.1 of the Loan Agreement is hereby amended by adding the following defined terms in proper alphabetical order or amending and restating the following definitions in their entirety, as the case may be:

"ACH Transactions" means any cash management or related services (including the Automated Clearing House processing of electronic funds transfers through the direct Federal Reserve Fedline system) provided by Wells Fargo or its Affiliates for the account of a Borrower or its Subsidiaries.

"Availability" means, as of any date of determination, if such date is a Business Day, and determined at the close of business on the immediately preceding Business Day, if such date of determination is not a Business Day, the amount that Borrowers are entitled to borrow as Advances under Section 2.1 (after giving effect to all then outstanding Obligations (other than Bank Products Obligations) and all sublimits and reserves applicable hereunder).

"Bank Product Agreements" means those certain cash management service agreements entered into from time to time by a Borrower or its Subsidiaries in connection with any of the Bank Products.

"Bank Product Obligations" means all obligations, liabilities, contingent reimbursement obligations, fees, and expenses owing by Borrowers or their Subsidiaries to Wells Fargo or its Affiliates pursuant to or evidenced by the Bank Product Agreements and irrespective of whether for the payment of money, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, and including all such amounts that Borrowers are obligated to reimburse to Agent or any member of the Lender Group as a result of Agent or such member of the Lender Group purchasing participations or executing indemnities or reimbursement obligations with respect to the Bank Products provided to Borrowers or their Subsidiaries pursuant to the Bank Product Agreements.

"Bank Products" means any service or facility extended to Borrowers or their Subsidiaries by Wells Fargo or any Affiliate of Wells Fargo including: (a) credit cards, (b) credit card processing services, (c) debit cards, (d) purchase cards, (e) ACH Transactions, (f) cash management, including controlled disbursement, accounts or services, or (g) Hedge Agreements.

"Bank Product Reserves" means, as of any date of determination, the amount of reserves that Agent has established (based upon Wells Fargo's or its Affiliate's reasonable determination of the credit exposure in respect of then extant Bank Products) for Bank Products then provided or outstanding.

"Hedge Agreement" means any and all transactions, agreements, or documents now existing or hereafter entered into between Borrower or its Subsidiaries and Wells Fargo or its Affiliates, which provide for an interest rate, credit, commodity or equity swap, cap, floor, collar, forward foreign exchange transaction, currency swap, cross currency rate swap, currency option, or any combination of, or option with respect to, these or similar transactions, for the purpose of hedging Borrower's or its Subsidiaries' exposure to fluctuations in interest or exchange rates, loan, credit exchange, security or currency valuations or commodity prices.

"Loan Documents" means this Agreement, the Bank Product Agreements, the Cash Management Agreements, the Contribution Agreement, the Disbursement Letter, the Due Diligence Letter, the Fee Letter, the Guaranties, Guarantor Security Agreement, the Letters of Credit, the Officers' Certificate, the Parent Security Agreement, the Patent Security Agreement, the Stock Pledge Agreement, the Mortgages, the Trademark Security Agreement, any note or notes executed by a Borrower in connection with this Agreement and payable to a member of the Lender Group, and any other agreement entered into, now or in the future, by any Borrower and the Lender Group in connection with this Agreement.

"Obligations" means (a) all loans, Advances, debts, principal, interest (including any interest that, but for the provisions of the Bankruptcy Code, would have accrued), contingent reimbursement obligations with respect to outstanding Letters of Credit, premiums, liabilities (including all amounts charged to Borrowers' Loan Account pursuant hereto), obligations, fees (including the fees provided for in the Fee Letter), charges, costs, Lender

Group Expenses (including any fees or expenses that, but for the provisions of the Bankruptcy Code, would have accrued), guaranties, covenants, and duties of any kind and description owing by Borrowers to the Lender Group pursuant to or evidenced by the Loan Documents and irrespective of whether for the payment of money, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, and including all interest not paid when due and all Lender Group Expenses that Borrowers are required to pay or reimburse by the Loan Documents, by law, or otherwise, and (b) all Bank Product Obligations. Any reference in this Agreement or in the Loan Documents to the Obligations shall include all amendments, changes, extensions, modifications, renewals replacements, substitutions, and supplements, thereto and thereof, as applicable, both prior and subsequent to any Insolvency Proceeding.

"Required Lenders: means, at any time, Lenders whose Pro Rata Shares aggregate 66-2/3 % of the Total Commitments, or if the Commitments have been terminated irrevocably, 66-2/3% of the Obligations (other than Bank Product Obligations) then outstanding.

3. Section 2.1(a)(C) of the Loan Agreement is hereby amended and restated in its entirety as follows:

"(z) the sum of (i) the Bank Products Reserve, and (ii) the aggregate amount of reserves, if any, established by Agent under Section 2.1(b)."

4. Section 2.3(c)(iii) of the Loan Agreement is hereby amended and restated in its entirety as follows:

"(iii) Agent shall not be obligated to transfer to a Defaulting Lender any payments made by Borrowers to Agent for the Defaulting Lender's benefit, and, in the absence of such transfer to the Defaulting Lender, Agent shall transfer any such payments to each other non-Defaulting Lender member of the Lender Group ratably in accordance with their Commitments (but only to the extent that such Defaulting Lender's Advance was funded by the other members of the Lender Group) or, if so directed by Administrative Borrower and if no Default or Event of Default had occurred and is continuing (and to the extent such Defaulting Lender's Advance was not funded by the Lender Group), retain same to be re-advanced to Borrowers as if such Defaulting Lender had made Advances to Borrowers. Subject to the foregoing, Agent may hold and, in its Permitted Discretion, re-lend to Borrowers for the account of such Defaulting Lender the amount of all such payments received and retained by it for the account of such Defaulting Lender. Solely for the purposes of voting or consenting to matters with respect to the Loan Documents, such Defaulting Lender shall be deemed not to be a "Lender" and such Lender's Commitment shall be deemed to be zero. This Section shall remain effective with respect to such Lender until (x) the Obligations under this Agreement shall have been declared or shall have become immediately due and payable, (y) the non-Defaulting Lenders, Agent, and Borrowers shall have waived such Defaulting Lender's default in writing, or (z) the Defaulting Lender makes its Pro Rata Share of the applicable Advance and pays to Agent all amounts owing by Defaulting Lender in respect thereof. The operation of this Section shall not be construed to increase or otherwise affect the Commitment of any Lender, to relieve or excuse the performance by such Defaulting Lender or any other Lender of its duties and obligations hereunder, or to relieve or excuse the performance by Borrower of its duties and obligations hereunder to Agent or to the Lenders other than such Defaulting Lender. Any such failure to fund by any Defaulting Lender shall constitute a material breach by such Defaulting Lender of this Agreement and shall entitle Administrative Borrower at its option, upon written notice to Agent, to arrange for a substitute Lender to assume the Commitment of such

Defaulting Lender, such substitute Lender to be acceptable to Agent. In connection with the arrangement of such a substitute Lender, the Defaulting Lender shall have no right to refuse to be replaced hereunder, and agrees to execute and deliver a completed form of Assignment and Acceptance Agreement in favor of the substitute Lender (and agrees that it shall be deemed to have executed and delivered such document if it fails to do so) subject only to being repaid its share of the outstanding Obligations (other than Bank Product Obligations) (including an assumption of its Pro Rata Share of the Risk Participation Liability) without any premium or penalty of any kind whatsoever; provided further, however, that any such assumption of the Commitment of such Defaulting Lender shall not be deemed to constitute a waiver of any of the Lender Groups' or Borrower's rights or remedies against any such Defaulting Lender arising out of or in relation to such failure to fund."

5. Section 2.3(e)(i) of the Loan Agreement is hereby amended and restated in its entirety as follows:

"(i) Agent hereby is authorized by Borrowers and the Lenders, from time to time in Agent's sole discretion, (1) after the occurrence and during the continuance of a Default or an Event of Default, or (2) at any time that any of the other applicable conditions precedent set forth in Section 3 have not been satisfied, to make Advances to Borrowers on behalf of the Lenders that Agent, in its Permitted Discretion deems necessary or desirable (A) to preserve or protect the Collateral, or any portion thereof, (B) to enhance the likelihood of repayment of the Obligations (other than the Bank Product Obligations), or (C) to pay any other amount chargeable to Borrowers pursuant to the terms of this Agreement, including Lender Group Expenses and the costs, fees, and expenses described in Section 10 (any of the Advances described in this Section 2.3(e) shall be referred to as "Agent Advances"). Each Agent Advance is an Advance hereunder and shall be subject to all the terms and conditions applicable to other Advances, except that no such Agent Advance shall be eligible for the LIBOR Option and all payments thereon shall be payable to Agent solely for its own account (and for the account of the holder of any participation interest with respect to such Agent Advance)."

6. Section 2.4(b)(i) of the Loan Agreement is hereby amended in its entirety to read as follows:

"(b) Apportionment and Application of Payments.

(i) Except as otherwise provided with respect to Defaulting Lenders and except as otherwise provided in the Loan Documents (including letter agreements between Agent and individual Lenders), aggregate principal and interest payments shall be apportioned ratably among the Lenders (according to the unpaid principal balance of the Obligations to which such payments relate held by each Lender) and payments of fees and expenses (other than fees or expenses that are for Agent's separate account, after giving effect to any letter agreements between Agent and individual Lenders) shall be apportioned ratably among the Lenders having a Pro Rata Share of the type of Commitment or

Obligation to which a particular fee relates. All payments shall be remitted to Agent and all such payments (other than payments received while no Default or Event of Default has occurred and is continuing and which relate to the payment of principal or interest of specific Obligations or which relate to the payment of specific fees), and all proceeds of Accounts or other Collateral received by Agent, shall be applied as follows:

A. first, to pay any Lender Group Expenses then due to Agent under the Loan Documents, until paid in full,

B. second, to pay any Lender Group Expenses then due to the Lenders under the Loan Documents, on a ratable basis, until paid in full,

C. third, to pay any fees then due to Agent (for its separate accounts, after giving effect to any letter agreements between Agent and the individual Lenders) under the Loan Documents until paid in full,

D. fourth, to pay any fees then due to any or all of the Lenders (after giving effect to any letter agreements between Agent and individual Lenders) under the Loan Documents, on a ratable basis, until paid in full,

E. fifth, to pay interest due in respect of all Agent Advances, until paid in full,

F. sixth, ratably to pay interest due in respect of the Advances (other than Agent Advances), the Swing Loans, and the Term Loan until paid in full,

G. seventh, to pay the principal of all Agent Advances until paid in full,

H. eighth, to pay the principal amounts then due and payable (other than as a result of an acceleration thereof) with respect to the Term Loan until paid in full,

I. ninth, to pay the principal of all Swing Loans until paid in full,

J. tenth, so long as no Event of Default has occurred and is continuing, and at Agent's election (which election Agent agrees will not be made if an Overadvance would be created thereby), to pay amounts then due and owing by any Borrower or its Subsidiaries in respect of Bank Products, until paid in full,

K. eleventh, so long as no Event of Default has occurred and is continuing, to pay the principal of all Advances until paid in full,

L. twelfth, if an Event of Default has occurred and is continuing, ratably (i) to pay the principal of all Advances until paid in full, and (ii) to Agent, to be held by Agent, for the benefit of Wells Fargo or its Affiliates, as applicable, as cash collateral in an amount up to the amount of the Bank Products Reserve established prior to the occurrence of, and not in contemplation of, the subject Event of Default until Borrowers' and their Subsidiaries' obligations in respect of the then extant Bank Products have been paid in full or the cash collateral amount has been exhausted,

M. thirteenth, if an Event of Default has occurred and is continuing, to pay the outstanding principal balance of the Term Loan (in inverse order of the maturity of the installments due thereunder) until the Term Loan is paid in full,

N. fourteenth, if an Event of Default has occurred and is continuing, to Agent, to be held by Agent, for the ratable benefit of Issuing Lender and those Lenders having a Revolver Commitment, as cash collateral in an amount up to 105% of the then extant Letter of Credit Usage until paid in full,

O. fifteenth to pay any other Obligations (including Bank Product Obligations) until paid in full, and

P. sixteenth, to Borrowers (to be wired to the Designated Account) or such other Person entitled thereto under applicable law."

7. Section 2.5 of the Loan Agreement is hereby amended and restated in its entirety as follows:

"If, at any time or for any reason, the amount of Obligations (other than Bank Product Obligations) owed by Borrowers to the Lender Group pursuant to Sections 2.1 and 2.12 is greater than either the Dollar or percentage limitations set forth in Sections 2.1 or 2.12, (an "Overadvance"), Borrowers immediately shall pay to Agent, in cash, the amount of such excess, which amount shall be used by Agent to reduce such Overadvances in accordance with the priorities set forth in Section 2.4(b). In addition, Borrowers hereby promise to pay the Obligations (including principal, interest, fees, costs, and expenses) in Dollars in full to the Lender Group as and when due and payable under the terms of this Agreement and the other Loan Documents."

8. Section 2.6(a) of the Loan Agreement is hereby amended and restated in its entirety as follows:

"(a) Interest Rates. Except as provided in clause (c) below, all Obligations (except for undrawn Letters of Credit and except for Bank Product Obligations) that have been charged to the Loan Account pursuant to the terms hereof shall bear interest on the Daily Balance thereof as follows (i) if the relevant Obligation is an Advance that is a LIBOR Rate Loan, at a per annum rate equal to the LIBOR

Rate plus the LIBOR Rate Margin, (ii) otherwise, at a per annum rate equal to the Base Rate plus the Base Rate Margin.

The foregoing notwithstanding, at no time shall any portion of the Obligations (other than Bank Product Obligations) in respect of the Term Loan bear interest on the Daily Balance thereof at a per annum rate less than 6.25%. To the extent that interest accrued hereunder at the rate set forth herein would be less than the foregoing minimum daily rate, the interest rate chargeable hereunder for such day automatically shall be deemed increased to the minimum rate."

9. Section 2.6(c)(i) of the Loan Agreement is hereby amended and restated in its entirety as follows:

"(i) all Obligations (except for undrawn Letters of Credit and except for Bank Product Obligations) that have been charged to the Loan Account pursuant to the terms hereof shall bear interest on the Daily Balance thereof at a per annum rate equal to 4 percentage points above the per annum rate otherwise applicable hereunder, and"

10. Section 2.6(d) of the Loan Agreement is hereby amended and restated in its entirety as follows:

"(d) Payment. Interest, Letter of Credit fees, and all other fees payable hereunder shall be due and payable, in arrears, on the first day of each month at any time that Obligations or Commitments are outstanding. Borrowers hereby authorize Agent, from time to time, without prior notice to Borrowers, to charge such interest and fees, all Lender Group Expenses (as and when incurred), the charges, commissions, fees, and costs provided for in Section 2.12(e) (as and when accrued or incurred), the fees and costs provided for in Section 2.11 (as and when accrued or incurred), and all other payments as and when due and payable under any Loan Document (including any amounts due and payable to Wells Fargo or its Affiliates in respect of Bank Products up to the amount of the then extant Bank Products Reserve) to Borrowers' Loan Account, which amounts thereafter constitute Advances hereunder and shall accrue interest at the rate then applicable to Advances hereunder. Any interest not paid when due shall be compounded by being charged to Borrowers' Loan Account and shall thereafter constitute Advances hereunder and shall accrue interest at the rate then applicable to Advances that are Base Rate Loans hereunder."

11. The first sentence of Section 2.10 of the Loan Agreement is hereby amended in its entirety to read as follows:

"2.10 Maintenance of Loan Account; Statements of Obligations. Agent shall maintain an account on its books in the name of Borrowers and (the "Loan Account") on which Borrowers will be charged with the Term Loan, all Advances (including Agent Advances and Swing Loans) made by Agent, Swing Lender, or the Lenders to Borrowers or for Borrowers' account, the Letters of Credit issued by Issuing Lender for Borrowers' account, and with all other payment Obligations hereunder or under the other Loan Documents (except for Bank Product Obligations), including, accrued interest, fees and expenses, and Lender Group Expenses."

12. Section 3.5 of the Loan Agreement is hereby amended and restated in its entirety as follows:

"On the date of termination of this Agreement, all Obligations (including contingent reimbursement obligations of Borrowers with respect to any outstanding Letters of Credit and including all Bank Products Obligations) immediately shall become due and payable without notice or demand (including providing cash collateral to be held by Agent for the benefit of Wells Fargo or its Affiliates with respect to the then extant Bank Products Obligations). No termination of this Agreement, however, shall relieve or discharge Borrowers of their duties, Obligations, or covenants hereunder and the Agent's Liens in the Collateral shall remain in effect until all Obligations have been fully and finally discharged and the Lender Group's obligations to provide additional credit hereunder have been terminated. When this Agreement has been terminated and all of the Obligations have been fully and finally discharged and the Lender Group's obligations to provide additional credit under the Loan Documents have been terminated irrevocably, Agent will, at Borrowers' sole expense, execute and deliver any UCC termination statements, lien releases, mortgage releases, re-assignments of trademarks, discharges of security interests, and other similar discharge or release documents (and, if applicable, in recordable form) as are reasonably necessary to release, as of record, the Agent's Liens and all notices of security interests and liens previously filed by Agent with respect to the Obligations."

13. Section 3.6 of the Loan Agreement is hereby amended and restated in its entirety as follows:

"Borrowers have the option, at any time upon 90 days prior written notice by Administrative Borrower to Agent, to terminate this Agreement by paying to Agent, for the benefit of the Lender Group, in cash, the Obligations (including (a) either (i) providing cash collateral to be held by Agent for the benefit of those Lenders with a Revolver Commitment in an amount equal to 105% of the then extant Letter of Credit Usage, or (ii) causing the original Letters of Credit to be returned to the Issuing Lender, and (b) providing cash collateral to be held by Agent for the benefit of Wells Fargo or its Affiliates with respect to the then extant Bank Products Obligations), in full, together with the Applicable Prepayment Premium (to be allocated based upon letter agreements between Agent and individual Lenders). If Administrative Borrower has sent a notice of termination pursuant to the provisions of this Section, then the Commitments shall terminate and Borrowers shall be obligated to repay the Obligations (including (a) either (i) providing cash collateral to be held by Agent for the benefit of those Lenders with a Revolver Commitment in an amount equal to 105% of the then extant Letter of Credit Usage, or (ii) causing the original Letters of Credit to be returned to the Issuing Lender, and (b) providing cash collateral to be held by Agent for the benefit of Wells Fargo or its Affiliates with respect to the then extant Bank Products Obligations), in full, together with the Applicable Prepayment Premium, on the date set forth as the date of termination of this Agreement in such notice. In the event of the termination of this Agreement and repayment of the Obligations at any time prior to the Maturity Date, for any other reason, including (a) termination upon the election of the Required Lenders to terminate after the occurrence and during the continuation of an Event of Default, (b) foreclosure and sale of

Collateral, (c) sale of the Collateral in any Insolvency Proceeding, or (iv) restructure, reorganization or compromise of the Obligations by the confirmation of a plan of reorganization, or any other plan of compromise, restructure, or arrangement in any Insolvency Proceeding, then, in view of the impracticability and extreme difficulty of ascertaining the actual amount of damages to the Lender Group or profits lost by the Lender Group as a result of such early termination, and by mutual agreement of the parties as to a reasonable estimation and calculation of the lost profits or damages of the Lender Group, Borrowers shall pay the Applicable Prepayment Premium to Agent (to be allocated based upon letter agreements between Agent and individual Lenders), measured as of the date of such termination."

14. Section 7.20(a)(i) of the Loan Agreement is hereby is hereby amended in its entirety to read as follows:

"(i) Minimum EBITDA. EBITDA, measured on a fiscal quarter-end basis, of not less than the required amount set forth in the following table for the applicable period set forth opposite thereto;

Applicable Amount	Applicable Period
$13,768,342	For the 12 month period ending March 31, 2004
$14,340,266	For the 12 month period ending June 30, 2004
$13,807,001	For the 12 month period ending September 30, 2004
$15,025,371	For the 12 month period ending December 31, 2004

  Borrowers' EBITDA for the 12 month period ending each fiscal quarter after December 31, 2004 shall not be less than the greater of (x) $15,000,000 and (y) 85% of Borrowers' projected EBITDA for such period as set forth in the Projections delivered to Agent in accordance with Section 6.3(c), which Projections are in form and substance acceptable to Agent; provided, that if Agent and Borrowers cannot agree on the EBITDA covenant number based upon Borrowers' projected EBITDA, for purposes of this Section 7.20(a)(i), Borrowers' EBITDA for such 12 month period shall be determined by Agent in its Permitted Discretion and shall not be less than $15,000,000."

15. Conditions Precedent. The effectiveness of this Amendment is subject to the fulfillment, in a manner satisfactory to the Agent, of each of the following conditions precedent (the first date upon which all such conditions shall have been satisfied being herein called the "Fifth Amendment Effective Date"):

(a) Representations and Warranties; No Event of Default. The representations and warranties contained herein, in Section 5 of the Loan Agreement and in each other Loan Document and certificate or other writing delivered to the Agent or any Lender pursuant hereto on or prior to the Fifth Amendment Effective Date shall be correct in all material respects on and as of the Fifth Amendment Effective Date as though made on and as of such date, except to the extent that such representations and warranties (or any schedules related thereto) expressly relate solely to an earlier date (in which case such representations and warranties shall be true and correct in all material respects on and as of such date); and no Default or Event of Default shall have occurred and be continuing on the Fifth Amendment Effective Date or would result from this Amendment becoming effective in accordance with its terms.

(b) Delivery of Documents. The Agent shall have received on or before the Fifth Amendment Effective Date the following, each in form and substance satisfactory to the Agent and, unless indicated otherwise, dated the Fifth Amendment Effective Date:

(i)    counterparts of this Amendment duly executed by the Borrowers and the Agent;

(ii)  a certified copy of the amendment to the certificate of incorporation of The Environmental Group, Inc. pursuant to which it changed its name to Xpediair, Inc.; and

(iii) such other agreements, instruments, approvals, opinions and other documents as the Agent may reasonably request from the Borrowers.

(c) Proceedings. All proceedings in connection with the transactions contemplated by this Amendment, and all documents incidental thereto, shall be satisfactory to the Agent and its special counsel, and the Agent and such special counsel shall have received from the Borrowers all such information and such counterpart originals or certified copies of documents, and such other agreements, instruments, approvals, opinions and other documents, as the Agent or such special counsel may reasonably request.

16. Guggenheim Agreement or Confirmation. Within 60 days of the Fifth Amendment Effective Date, the Borrowers shall deliver to the Agent an agreement or written confirmation from Guggenheim that the minimum EBITDA covenant set forth herein is satisfactory to Guggenheim; provided, however, that, notwithstanding anything to the contrary set forth in the Loan Agreement, if the Borrowers fail to deliver such agreement or written confirmation to the Agent within such 60-day period, the minimum EBITDA amount that Borrowers are required to achieve for each twelve month period ending on the last day of each fiscal quarter, in accordance with Section 7.20(a)(i) (as amended hereby) of the Loan Agreement, shall automatically be increased to $15,000,000, effective as of the 61st day after the Fifth Amendment Effective Date until the date on which such amendment is so delivered to the Agent at which time the minimum EBITDA levels set forth in Section 7.20(a)(i) (as amended hereby) shall once again be effective.

17. Representations and Warranties. Each Borrower hereby represents and warrants to the Agent and the Lenders as follows:

(a) Representations and Warranties; No Event of Default. The representations and warranties herein, in Section 5 of the Loan Agreement and in each other

Loan Document and certificate or other writing delivered to the Agent or any Lender pursuant hereto on or prior to the Amendment Effective Date are correct in all material respects on and as of the Fifth Amendment Effective Date as though made on and as of such date, except to the extent that such representations and warranties (or any schedules related thereto) expressly relate solely to an earlier date (in which case such representations and warranties are true and correct in all material respects on and as of such date); and no Default or Event of Default has occurred and is continuing on the Fifth Amendment Effective Date or would result from this Amendment becoming effective in accordance with its terms.

(b) Organization, Good Standing, Etc. Each Borrower (i) is a corporation duly organized, validly existing and in good standing under the laws of the state of its organization, (ii) has all requisite power and authority to execute, deliver and perform this Amendment and the other Loan Documents to which it is a party being executed in connection with this Amendment, and to perform the Loan Agreement, as amended hereby, and (iii) is duly qualified to do business and is in good standing in each jurisdiction in which the character of the properties owned or leased by it or in which the transaction of its business makes such qualification necessary except where the failure to be so qualified reasonably could not be expected to have a Material Adverse Change.

(c) Authorization, Etc. The execution, delivery and performance by each Borrower of this Amendment, and the performance by each Borrower of the Loan Agreement, as amended hereby, (i) have been duly authorized by all necessary action on the part of such Borrower, (ii) do not and will not contravene such Borrower's charter or by-laws, any applicable law or any material contractual restriction binding on or otherwise affecting it or any of its properties, (iii) do not and will not result in or require the creation of any Lien (other than pursuant to any Loan Document) upon or with respect to any of its properties, and (iv) do not and will not result in any suspension, revocation, impairment, forfeiture or nonrenewal of any permit, license, authorization or approval applicable to its operations or any of its properties.

18. Miscellaneous.

(a) Continued Effectiveness of the Loan Agreement. Except as otherwise expressly provided herein, the Loan Agreement and the other Loan Documents are, and shall continue to be, in full force and effect and are hereby ratified and confirmed in all respects, except that on and after the Fifth Amendment Effective Date (i) all references in the Loan Agreement to "this Agreement", "hereto", "hereof", "hereunder" or words of like import referring to the Loan Agreement shall mean the Loan Agreement as amended by this Amendment, and (ii) all references in the other Loan Documents to which any Borrower is a party to the "Loan Agreement", "thereto", "thereof", "thereunder" or words of like import referring to the Loan Agreement shall mean the Loan Agreement as amended by this Amendment. Except as expressly provided herein, the execution, delivery and effectiveness of this Amendment shall not operate as an amendment of any right, power or remedy of the Lender under the Loan Agreement or any other Loan Document, nor constitute an amendment of any provision of the Loan Agreement or any other Loan Document.

(b) Counterparts. This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.

(c) Headings. Section headings herein are included for convenience of reference only and shall not constitute a part of this Amendment for any other purpose.

(d) Governing Law. This Amendment shall be governed by, and construed in accordance with, the law of the State of New York.

(e) Costs and Expenses. The Borrowers jointly and severally agree to pay on demand all reasonable fees, costs and expenses of the Agent and each Lender in connection with the preparation, execution and delivery of this Amendment and the other related agreements, instruments and documents.

(f) Amendment as Loan Document. Each Borrower hereby acknowledges and agrees that this Amendment constitutes a "Loan Document" under the Loan Agreement. Accordingly, it shall be an Event of Default under the Loan Agreement (i) if any representation or warranty made by a Borrower under or in connection with this Amendment shall have been untrue, false or misleading in any material respect when made or (ii) if Borrowers fail to perform, keep, or observe any term, provision, condition, covenant, or agreement contained in this Amendment.
(g) Waiver of Jury Trial. EACH BORROWER, THE AGENT AND THE LENDERS HEREBY IRREVOCABLY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AMENDMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREIN, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed and delivered as of the date first above written.

                                                        Borrowers:

                                                        CLIMACHEM, INC.,
                                                        an Oklahoma corporation

                                                        By:
                                                        Title:

                                                        CLIMATE MASTER, INC.,
                                                        a Delaware corporation

                                                        By:
                                                        Title:

                                                        CLIMATECRAFT, INC.,
                                                        an Oklahoma corporation

                                                        By:
                                                        Title:

                                                        CLIMACOOL, CORP.,
                                                        an Oklahoma corporation

                                                        By:
                                                        Title:

                                                        INTERNATIONAL ENVIRONMENTAL CORPORATION,
                                                        an Oklahoma corporation

                                                        By:
                                                        Title:

                                                        ACP INTERNATIONAL, LIMITED,
                                                        an Oklahoma corporation

                                                        By:
                                                        Title:

                                                        KOAX CORP.,
                                                        an Oklahoma corporation

                                                        By:
                                                        Title:

                                                        LSB CHEMICAL CORP.,
                                                        an Oklahoma corporation

                                                        By:
                                                        Title:

                                                        XPEDIAIR, INC.,
                                                         an Oklahoma corporation

                                                        By:
                                                        Title:

                                                        EL DORADO CHEMICAL COMPANY,
                                                         an Oklahoma corporation

                                                        By:
                                                        Title:

                                                        CHEMEX I CORP.,
                                                         an Oklahoma corporation

                                                        By:
                                                        Title:

                                                        TRISON CONSTRUCTION, INC.,
                                                        an Oklahoma corporation

                                                        By:
                                                        Title:

                                                        CHEMEX II CORP.,
                                                         an Oklahoma corporation

                                                        By:
                                                        Title:

                                                        Agent and Lender:

                                                        WELLS FARGO FOOTHILL, INC.,
                                                        a California corporation

                                                        By:
                                                        Title:

                                                        Lender:

                                                        CONGRESS FINANCIAL CORPORATION (SOUTHWEST),
                                                         a Texas corporation

                                                        By:
                                                        Title: